Exhibit 99.1

November 14, 2012 08:00 ET

DecisionPoint Systems Reports Record Third Quarter Revenue of $18.6 Million

Gross Margin Expands to Record 23.4%, 250 Basis Point Improvement Year-Over-Year

IRVINE, CA--(Marketwire - Nov 14, 2012) - DecisionPoint Systems, Inc. (OTCBB: DPSI), a leading enterprise mobility and RFID systems solutions provider, today reported its financial results for the third quarter ended September 30, 2012.

Highlights of Quarter Ended September 30, 2012

●	Revenue increased to $18.6 million, 12.9% above the $16.4 million for the quarter ended September 30, 2011.

●	Gross margin expanded to 23.4% from 20.9% in the third quarter of 2011, a 250 basis point improvement.

●	Adjusted EBITDA(1) for the third quarter of 2012 was $1.1 million compared to $0.8 million for the quarter ended September 30, 2011.

●	Operating loss was $0.6 million, including $0.5 million of acquisition related expenses, compared to operating income of $0.2 million for the quarter ended September 30, 2011.

●
Net loss attributable to common shareholders was $1.3 million, or $(0.15) per share, after deducting preferred dividends of approximately $249,000, compared to a net income attributable to common shareholders of approximately $55,000, or $0.01 per share, after deducting preferred dividends of approximately $214,000 for the third quarter of 2011.

●	Cash flow from operating activities for the nine months ended September 30, 2012 was $0.7 million compared to $(1.4) million for nine months ended September 30, 2011.

●
The Company completed the acquisition of Illume Mobile Software, a division of MacroSolve, Inc., based in Tulsa, OK, for approximately $1.0 million in cash and stock. Illume Mobile has patent protected domain expertise in developing Enterprise mobile software for Android and Apple (iOS) mobile devices. Illume's operating results are included in the Company's results of operations beginning August 1, 2012.

Management Commentary

"Record revenue and gross margin expansion in the third quarter reflects the growing success of the strategic shift we have made over the past two years to develop our field mobility solutions and professional services and software divisions," said Nicholas Toms, CEO of DecisionPoint. "The three acquisitions that we have completed during that time -- CMAC, Apex and Illume Mobile -- have broadened our software products and professional services capabilities, opened new markets and deepened our relationships with our customers, including our carrier partners. We now offer the full range of mobile solutions to meet the requirements of any enterprise mobility strategy. In addition, higher margin professional software and services revenue has grown to over 35% of total revenue, leading to the improved corporate gross margins.

"An increasingly mobile workforce continues to drive demand for our field mobility solutions. The bundled solutions for enterprise and small business applications that we market together with our wireless carrier partners, Verizon, Sprint and T-Mobile, are gaining traction, adding to the installed user base and increasing recurring revenue to the Company," added Mr. Toms. "And as the retail industry embarks on an overdue technology upgrade of its outdated systems, it is creating opportunities for our tablet-based assisted shopping solution suite for in-store applications that increases productivity and reduces costs. Excluding one-time costs related to the two acquisitions that we completed earlier this year and other restructuring and one-time costs, our third quarter and year to date adjusted EBITDA was $1.1 million and $2.4 million, respectively. As we execute our strategy to build the capabilities of our Professional Services and Software Group and with positive momentum in our field mobility and retail systems divisions, we remain well positioned for continued revenue and adjusted EBITDA growth."

Third Quarter 2012 Results

Revenue was $18.6 million, compared to $16.4 million for quarter ended September 30, 2011 and $17.8 million for the quarter ended June 30, 2012. The 12.9% year-over-year increase was primarily due to increased field mobility solution sales and increased professional services revenue.

Gross profit was $4.3 million, compared to $3.4 million for quarter ended September 30, 2011 and $3.8 million for the second quarter of 2012. Gross profit margin was 23.4%, compared to 20.9% for the same period a year ago and 21.3% for the second quarter of 2012. The increases are due to the higher gross margin from professional services revenue and improved utilization of professional services resources. Additionally, the Company has continued to emphasize cost control and improved efficiencies throughout its operations.

Selling, general and administrative expenses were $5.0 million, compared to $3.3 million for the same period of 2011, and $4.8 million for the second quarter of 2012. The year-over-year increase was primarily due to increased personnel and operating expenses relating to the Illume and Apex acquisitions of $0.6 million as well as Illume and Apex acquisition related costs of $0.5 million.

The operating loss was $0.6 million, compared to operating income of $0.2 million for the quarter ended September 30, 2011, and an operating loss of $1.1 million in the second quarter of 2012.

Net loss attributable to common shareholders was approximately $1.3 million, or $(0.15) per share, after deducting preferred dividends of approximately $249,000, compared to net income attributable to common shareholders of approximately $55,000, or $0.01 per share, after deducting preferred dividends of approximately $214,000 in the quarter ended September 30, 2011. Net loss was approximately $1.5 million or $(0.20) per share, after deducting preferred dividends of approximately $238,000 in the second quarter of 2012.

Nine Month 2012 Year to Date Results

Revenue for the nine months ended September 30, 2012 was $54.1 million, compared to $42.5 million in the year ago period, an increase of 27.5%. Gross profit was $11.9 million for the nine months ended September 30, 2012, compared to $8.4 million for the nine months ended September 30, 2011. The gross profit margin was 21.9%, compared to 19.8% in the same period a year ago. Selling, general and administrative expenses were $13.6 million for the nine months ended September 30, 2012, compared to $10.3 million for the nine months ended September 30, 2011. Net loss attributable to common shareholders was approximately $3.2 million, or $(0.42) per share, after deducting preferred dividends of approximately $710,000, compared to a net loss attributable to common shareholders of approximately $5.5 million, or $(1.00) per share, after deducting preferred dividends of approximately $268,000 in the same period a year ago. Included in the net loss for the first nine months of 2011 was a one-time, non-cash expense for debt extinguishment of $2.7 million.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTCBB: DPSI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. We do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit http://ctt.marketwire.com/?release=820814&id=984163&type=1&url=http%3a%2f%2fwww.decisionpt.com%2fnews.php.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

1 See schedule attached and description of non-GAAP financial measures: Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA Calculation	2012	2011	2012	2011

Net (loss) income	$(1,014,176)	$268,387	$(2,534,965)	$(5,233,377)
Depreciation & amortization	574,567	137,573	991,939	411,248
Interest expense	349,941	230,982	698,158	1,003,597
Income taxes	63,690	13,450	131,653	21,173

EBITDA	$(25,978)	$650,392	$(713,215)	$(3,797,359)

One time cash transaction expenses in connection with the acquisition of Apex	380,000	-	1,943,000	-
One time cash expenses in connection with the acquisition and integration of Illume Mobile	363,000	-	363,000	-
Stock-based and ESOP-based compensation expense	44,000	140,360	489,457	502,058
Transition-related costs	317,000	-	317,000	-
Loss on debt extinguishment	-	-	-	2,268,859

Adjusted EBITDA	$1,078,022	$790,752	$2,399,242	$(1,026,442)

Adjusted EBITDA per share	$0.13	$0.11	$0.31	$(0.19)

Weighted average shares outstanding - Basic	8,182,103	7,320,328	7,697,635	5,493,530

DECISIONPOINT SYSTEMS, INC.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets
Cash	$392,424	$365,814
Accounts receivable, net	10,675,484	13,916,787
Other receivable	-	1,476,285
Due from related party	357,326	-
Inventory, net	897,401	705,757
Deferred costs	3,602,564	3,468,583
Prepaid expenses and other current assets	302,071	408,413
Total current assets	16,227,270	20,341,639

Property and equipment, net	160,685	98,934
Intangible assets, net	6,626,416	2,214,000
Goodwill	8,616,767	5,538,466
Deferred costs, net of current portion	2,249,960	1,800,320
Other assets, net	344,323	175,329
Total assets	$34,225,421	$30,168,688

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,502,486	$8,947,133
Accrued expenses and other current liabilities	2,704,787	2,504,870
Lines of credit	4,742,212	4,024,141
Current portion of debt	1,847,675	1,000,000
Due to related parties	80,721	871,508
Accrued earn out consideration	1,201,727	-
Unearned revenue	6,368,073	6,756,214
Total current liabilities	25,447,681	24,103,866

Long term liabilities
Unearned revenue, net of current portion	3,012,324	2,509,190
Debt, net of current portion and discount	3,452,031	970,160
Accrued earn out consideration	161,754	-
Deferred tax liabilities	1,290,621	18,000
Deferred rent	62,091	-
Interest payable	60,000	60,000
Total liabilities	33,486,502	27,661,216

Commitments and contingencies
	-	-
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, $0.001 par value, 10,000,000 sharesauthorized, 1,816,289 shares issued and outstanding, includingcumulative and imputed preferred dividends of $696,880 and $435,563, andwith a liquidation preference of $11,109,994 and $10,652,275, respectively	6,580,949	6,319,629
Common stock, $0.001 par value, 100,000,000 shares authorized,9,125,075 issued and 8,971,192 outstanding as of September 30, 2012,and 8,182,791 issued and 8,028,908 outstanding as of December 31, 2011	9,125	8,183
Additional paid-in capital	15,601,481	14,513,918
Other comprehensive income	27,798	-
Treasury stock, 153,883 shares of common stock	(204,664)	(204,664)
Accumulated deficit	(20,475,451)	(17,230,792)
Unearned ESOP shares	(800,319)	(898,802)
Total stockholders' equity	738,919	2,507,472
Total liabilities and stockholders' equity	$34,225,421	$30,168,688

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$18,567,021	$16,446,541	$54,144,051	$42,471,307

Cost of sales	14,222,782	13,007,116	42,269,043	34,042,818

Gross profit	4,344,239	3,439,425	11,875,008	8,428,489

Selling, general and administrative expense	4,951,913	3,274,994	13,622,674	10,267,641

Operating (loss) income	(607,674)	164,431	(1,747,666)	(1,839,152)

Other expense:
Interest expense	349,941	230,982	698,158	1,003,597
Loss on debt extinguishment	-	24,098	-	2,665,157
Other expense (income), net	(7,129)	(372,486)	(42,512)	(295,702)
Total other expense	342,812	(117,406)	655,646	3,373,052

Net (loss) income before income taxes	(950,486)	281,837	(2,403,312)	(5,212,204)

Provision for income taxes	63,690	13,450	131,653	21,173

Net (loss) income	(1,014,176)	268,387	(2,534,965)	(5,233,377)

Cumulative preferred stock dividends	(248,750)	(213,898)	(709,699)	(268,098)

Net (loss) income attributable to common shareholders	$(1,262,926)	$54,489	$(3,244,664)	$(5,501,475)

Net (loss) income per share -
Basic	$(0.15)	$0.01	$(0.42)	$(1.00)
Diluted	$(0.15)	$0.01	$(0.42)	$(1.00)

Weighted average shares outstanding -
Basic	8,182,103	7,320,328	7,697,635	5,493,530
Diluted	8,182,103	7,417,555	7,697,635	5,493,530

Comprehensive loss	$(1,240,576)	$-	$(3,216,866)	$-

Contact Information

●	Company Contact:
DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
973-489-1425
ntoms@decisionpt.com

Investor Relations Contact:
LHA
Stephanie Prince/Jody Burfening
212-838-3777
sprince@lhai.com